TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

CERTIFICATE OF INCORPORATION
(SECTION 7)

The REGISTRAR of CORPORATE AFFAIRS, of the British Virgin Islands HEREBY CERTIFIES, that pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of incorporation having been complied with,

JOLLY PROMISE LIMITED
樂諾有限公司
BVI COMPANY NUMBER: 1491466

is incorporated in the BRITISH VIRGIN ISLANDS as a BVI BUSINESS COMPANY, this 2nd day of July, 2008.

REGISTRAR OF CORPORATE AFFAIRS
2nd day of July, 2008